                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER:  022760
CUSIP NUMBER:     28473M100

     (Check  One) [ ] Form  10-K [ ] Form 20-F [ ] Form 11-K |X| Form 10-Q
                  [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

                  For Period Ended:  October 31, 2007

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

                  For the Transition Period Ended:

Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

PART I--REGISTRANT INFORMATION

Elecsys Corporation
-------------------------------------

Full Name of Registrant

Not Applicable
-------------------------------------
Former Name if Applicable

846 N. Mart-Way Court
-------------------------------------
Address of Principal Executive Office (Street and Number)

Olathe, Kansas  66061
-------------------------------------
City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The  reason  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the subject  quarterly  report or transition report on Form  10-Q,  or  subject  distribution  report on Form  10-D,  or portion  thereof,  will be  filed  on or  before  the  fifth  calendar  day following the prescribed due date; and

     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

PART III--NARRATIVE

State below in reasonable  detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period.

Elecsys Corporation is finalizing pro-forma financial information for the period prior to its  acquisition  of the  assets,  and  assumption  of  certain  of the liabilities,  of Radix International Corporation and its subsidiary on September
18, 2007.

PART IV--OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

Karl B. Gemperli                                      (913) 647-0158
-------------------------------------      -------------------------------------
(Name)                                        (Area Code) (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of
1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,
identify report(s). |X|Yes |_| No

(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last  fiscal  year will be  reflected  by the earnings statements to be included in the subject report or portion thereof?
|_| Yes  |_| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Elecsys Corporation
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date:  December 17, 2007               By:  /s/ Karl B. Gemperli
                                          --------------------------------------
                                       Name:   Karl B. Gemperli
                                       Title:  President and CEO